CERTIFICATE OF OWNERSHIP AND MERGER OF

POPBIG, INC.

(a Delaware corporation)

WITH AND INTO

RAVENWOOD BOURNE, LTD.

(a Delaware corporation)

Pursuant to the provisions of Section 253 of Delaware General Corporation Law, RAVENWOOD BOURNE LTD. (the “Corporation”), a Delaware corporation incorporated on October 11, 2007, does hereby certify:

FIRST: That the Corporation owns all of the issued and outstanding shares of common stock of PopBig, Inc., a Delaware corporation incorporated on April 18, 2011, pursuant to the Delaware General Corporation Law.

SECOND: That the Corporation, by the following resolution of its Board of Directors, duly adopted by unanimous written consent pursuant to 8 Del. C. § 141 dated September 12, 2011, determined to and did merge into itself said PopBig, Inc., by the adoption thereof:

RESOLVED, that the Corporation merges into itself its wholly owned subsidiary PopBig, Inc. (“PopBig”), and assumes all of the obligations of PopBig (the “Merger”).

RESOLVED, that the Merger shall become effective on the effective date set forth in the Certificate of Ownership and Merger to be filed with the Secretary of State of the State of Delaware.

RESOLVED, that upon effectiveness of the Merger, the name of the Corporation shall be changed to “PopBig, Inc.” and Article I of the Certificate of Incorporation of the Corporation shall be amended to read as follows:

“ARTICLE I

NAME

The name of the Corporation shall be PopBig, Inc.”

RESOLVED that except for the foregoing amendment to Article I, said Certificate of Incorporation shall remain unchanged by the merger and in full force and effect until further amended in accordance with the Delaware General Corporation Law.

RESOLVED that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to effect the Merger and to assume its obligations and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect the Merger and change of name.

THE MERGER HEREIN PROVIDED FOR SHALL BECOME EFFECTIVE IN THE STATE OF DELAWARE ON September 30, 2011.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this certificate to be signed by an authorized officer this 13th day of September, 2011.

By:	/s/ Fotis Georgiadis
Fotis Georgiadis, Chief Executive Officer